Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom Citigate Sard Verbinnen 212/687-8080
PHILLIP FROST AND CARL ICAHN ENTITIES AGREE TO CONVERT
$70 MILLION OF VECTOR NOTES

     MIAMI, FL, June 8, 2006 — Vector Group Ltd. (NYSE: VGR) today announced that an investment entity affiliated with Dr. Phillip Frost and an investment entity affiliated with Carl C. Icahn agreed to convert a total of $70.0 million principal amount of the 6.25% Convertible Subordinated Notes due July 15, 2008 (the “Notes”) of Vector Group Ltd. (the “Company”) into 3,283,303 shares of the Company’s common stock in accordance with the terms of the Notes.
     In connection with the conversion of the Notes, the Company agreed to issue an additional 916,697 shares of its common stock to these holders and to pay these holders $1,738,100 of accrued interest. The additional shares and accrued interest will be issued and paid as an inducement to these holders to convert the Notes. The Notes being converted are currently callable at a redemption price of 102.083% of principal amount or approximately $71.5 million, plus accrued interest.
     The Company expects to recognize pre-tax non-cash interest expense of approximately $15.6 million in connection with these transactions in the second quarter of 2006.
About Vector Group Ltd.
Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
# # #